EXHIBIT 99.2

[LOGO]	News Release NYSE:NOR

Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

NOWELL RESIGNS FROM NORTHWESTERN BOARD OF DIRECTORS

SIOUX FALLS, S.D.—Nov. 7, 2002—NorthWestern Corporation (NYSE:NOR) announced today that Lionel W. Nowell III has resigned from NorthWestern's Board of Directors due to recently increased responsibilities in his role as senior vice president and treasurer of PespiCo Inc.

        "Lionel Nowell is an outstanding corporate leader and we wish him success as he steps down from the board to focus on his increased responsibilities at PepsiCo," said Merle D. Lewis, NorthWestern's chairman and chief executive officer.

        Nowell said, "I am glad that I had the opportunity, however short, to work with NorthWestern and its Board. I enjoyed my association with the company and I have the utmost respect for my former colleagues on the board of directors. I wish the company continued success in the future."

        Lewis said that Nowell's term was scheduled to expire in May 2003 and that the Board of Directors will consider, at its next meeting, filling the board vacancy for the balance of Nowell's term.

        NorthWestern Corporation, a FORTUNE 500 company, is a leading provider of services and solutions to more than 2 million customers across America in the energy and communications sectors. NorthWestern's partner businesses include NorthWestern Energy, a provider of electricity, natural gas and related services to customers in Montana, South Dakota and Nebraska; Expanets, the largest mid-market provider of networked communications solutions and services in the United States; and Blue Dot, a leading provider of air conditioning, heating, plumbing and related services.

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